Contact: Community Central Bank Corp. – Ray Colonius - P: (586) 783-4500

COMMUNITY CENTRAL BANK CORPORATION
ANNOUNCES CONTINUED CONCERN FOR CEO

For Immediate Release

MOUNT CLEMENS, Mich., September 22, 2010 -- Community Central Bank Corporation (Nasdaq:CCBD), the holding company for Community Central Bank, announced today continued concern for Dave Widlak, President and Chief Executive Officer of the Corporation, who has been reported as missing since late Sunday or early Monday. The police are conducting their investigation and have not advised Community Central of anything that hasn’t already been released to the public.

Ray Colonius, Chief Financial Officer, was appointed interim CEO, subject to regulatory approval.  Mr. Colonius, speaking on behalf of the Corporation stated, “we are all terribly upset and concerned regarding Mr. Widlak’s disappearance.  The Bank has found no evidence of anything missing and we are conducting business as usual, but are very concerned about the safety of our friend, Dave Widlak.”

Depositors of the bank can continue to access their money and accounts remain insured up to $250,000 by the Federal Deposit Insurance Corporation. Community Central Bank participates in the FDIC’s Transactional Account Guarantee Program, which guarantees all noninterest-bearing transaction accounts for the entire amount of the account.

Community Central Bank Corporation is the holding company for Community Central Bank in Mount Clemens, Michigan. The Bank opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland, Wayne and St. Clair counties with a full range of lending, deposit, trust, wealth management, and Internet banking services. The Bank operates four full service facilities, in Mount Clemens, Rochester Hills, Grosse Pointe Farms and Grosse Pointe Woods, Michigan. Community Central Mortgage Company, LLC, a subsidiary of the Bank, operates locations servicing the Detroit metropolitan area, and Central and Northwest Indiana. River Place Trust and Community Central Wealth Management are divisions of Community Central Bank. Community Central Insurance Agency, LLC is a wholly owned subsidiary of Community Central Bank.